As filed with the Securities and Exchange Commission on November 19, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

CISCO SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

California	77-0059951
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

170 West Tasman Drive

San Jose, California 95134-1706

(Address of Principal Executive Offices) (Zip Code)

Options to purchase common stock granted under the Jabber, Inc. 2000 Stock Option Plan, as amended, and restricted stock units granted under the Jabber, Inc. 2008 Equity Incentive Plan, and assumed by the Registrant

(Full Title of the Plan)

John T. Chambers

Chairman and Chief Executive Officer

Cisco Systems, Inc.

300 East Tasman Drive

San Jose, California 95134-1706

(Name and Address of Agent For Service)

(408) 526-4000

(Telephone Number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
In respect of assumed stock options: Common Stock, $0.001 par value per share (2)	166,288 (2)	$1.87 (3)	$310,958.56 (3)	$12.23 (3)
In respect of assumed restricted stock units: Common Stock, $0.001 par value per share (4)	239,989 (4)	$16.46 (5)	$3,950,218.94 (5)	$155.25 (5)
TOTAL	406,277	N/A	N/A	$167.48

(1)	This Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s common stock.

(2)	Represents shares subject to issuance upon the exercise of stock options outstanding under the Jabber, Inc. 2000 Stock Option Plan, as amended, and assumed by the Registrant on October 31, 2008 pursuant to an Agreement and Plan of Merger by and among Registrant, a wholly owned subsidiary of Registrant, Jabber, Inc., and the Stockholders’ Agent, as amended.

(3)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of the outstanding options.

(4)	Represents shares subject to issuance in connection with restricted stock units outstanding under the Jabber, Inc. 2008 Equity Incentive Plan, and assumed by the Registrant on October 31, 2008 pursuant to an Agreement and Plan of Merger by and among Registrant, a wholly owned subsidiary of Registrant, Jabber, Inc. and the Stockholders’ Agent, as amended.

(5)	Calculated solely for the purposes of this offering under rule 457(c) and (h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on The NASDAQ Global Select Market on November 17, 2008.

PART II

Item 3.	Incorporation of Documents by Reference	II-1

Item 4.	Description of Securities	II-1

Item 5.	Interests of Named Experts and Counsel	II-1

Item 6.	Indemnification of Directors and Officers	II-1

Item 7.	Exemption from Registration Claimed	II-2

Item 8.	Exhibits	II-2

Item 9.	Undertakings	II-3

SIGNATURES

EXHIBIT INDEX

EXHIBIT 5.1

EXHIBIT 23.1

EXHIBIT 99.1

EXHIBIT 99.2

EXHIBIT 99.3

EXHIBIT 99.4

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

Cisco Systems, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 26, 2008 filed with the Commission on September 15, 2008 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (No. 000-18225) filed with the Commission on January 11, 1990, together with Amendment No. 1 on Form 8-A filed with the Commission on February 15, 1990, and including any other amendments or reports filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

As of the date of this Registration Statement, attorneys of Fenwick & West LLP beneficially own an aggregate of approximately 225,000 shares of the Registrant’s common stock.

Item 6.	Indemnification of Directors and Officers.

Section 317 of the California Corporations Code authorizes a court to award or a corporation’s Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification (including reimbursement of expenses incurred) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Registrant has entered into Indemnification Agreements with each of its directors and officers, and maintains directors’ and officers’ liability insurance under which its directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them in such capacities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.1	Restated Articles of Incorporation of Cisco Systems, Inc., as currently in effect.	S-3	333-56004	4.1	February 21, 2001

4.2	Amended and Restated Bylaws of Cisco Systems, Inc., as currently in effect.	8-K	000-18225	3.1	March 23, 2007

5.1	Opinion and Consent of Fenwick & West LLP.					X

23.1	Consent of Independent Registered Public Accounting Firm.					X

23.2	Consent of Fenwick & West LLP (contained in Exhibit 5.1).					X

24	Power of Attorney (incorporated by reference to Page II-4 of this Registration Statement).					X

99.1	Jabber, Inc. 2000 Stock Option Plan, as amended.					X

99.2	Jabber, Inc. 2008 Equity Incentive Plan.					X

99.3	Form of Cisco Systems, Inc. Stock Option Assumption Agreement.					X

99.4	Form of Cisco Systems, Inc. Restricted Stock Unit Assumption Agreement.					X

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement — notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 19, 2008.

Cisco Systems, Inc.

By:	/s/ John T. Chambers
John T. Chambers, Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Cisco Systems, Inc., a California corporation, do hereby constitute and appoint John T. Chambers, Chairman and Chief Executive Officer, Frank A. Calderoni, Executive Vice President and Chief Financial Officer, and Mark Chandler, Senior Vice President, Legal Services, General Counsel and Secretary, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John T. Chambers John T. Chambers	Chairman and Chief Executive Officer (Principal Executive Officer)	November 19, 2008

/s/ Frank A. Calderoni Frank A. Calderoni	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 19, 2008

/s/ Jonathan Chadwick Jonathan Chadwick	Senior Vice President, Corporate Controller and Principal Accounting Officer	November 19, 2008

/s/ Carol A. Bartz Carol A. Bartz	Lead Independent Director	November 19, 2008

M. Michele Burns	Director

/s/ Michael D. Capellas Michael D. Capellas	Director	November 19, 2008

/s/ Larry R. Carter Larry R. Carter	Director	November 19, 2008

/s/ Brian L. Halla Brian L. Halla	Director	November 19, 2008

/s/ John L. Hennessy Dr. John L. Hennessy	Director	November 19, 2008

/s/ Richard M. Kovacevich Richard M. Kovacevich	Director	November 19, 2008

/s/ Roderick C. McGeary Roderick C. McGeary	Director	November 19, 2008

/s/ Michael K. Powell Michael K. Powell	Director	November 19, 2008

/s/ Steven M. West Steven M. West	Director	November 19, 2008

/s/ Jerry Yang Jerry Yang	Director	November 19, 2008

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.1	Restated Articles of Incorporation of Cisco Systems, Inc., as currently in effect.	S-3	333-56004	4.1	February 21, 2001

4.2	Amended and Restated Bylaws of Cisco Systems, Inc., as currently in effect.	8-K	000-18225	3.1	March 23, 2007

5.1	Opinion and Consent of Fenwick & West LLP.					X

23.1	Consent of Independent Registered Public Accounting Firm.					X

23.2	Consent of Fenwick & West LLP (contained in Exhibit 5.1).					X

24	Power of Attorney (incorporated by reference to Page II-4 of this Registration Statement).					X

99.1	Jabber, Inc. 2000 Stock Option Plan, as amended.					X

99.2	Jabber, Inc. 2008 Equity Incentive Plan.					X

99.3	Form of Cisco Systems, Inc. Stock Option Assumption Agreement.					X

99.4	Form of Cisco Systems, Inc. Restricted Stock Unit Assumption Agreement.					X